EXHIBIT (k) (1)

CONSENT OF COUNSEL

Home Office: Harrison, NY Administrative Office: 6400 C Street SW Cedar Rapids, IA 52499

September 26, 2023

Transamerica Financial Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Financial Life Insurance Company and Transamerica Variable Funds with the Securities and Exchange Commission covering group variable annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1.

Transamerica Financial Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue group variable annuity contracts by the Department of Insurance of the State of New York.

2.	Transamerica Variable Funds is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the New York Insurance Code.

3.

The group variable annuity contracts have been duly authorized by Transamerica Financial Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Transamerica Financial Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

/s/Brian Stallworth

Brian Stallworth

Assistant General Counsel